Exhibit 99.1

Burlington Stores, Inc. Names Michael Goodwin to Board of Directors

BURLINGTON, New Jersey — November 30, 2020 — Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, announced today that Michael Goodwin, Senior Vice President and Chief Information Technology Officer of PetSmart, Inc., is joining its Board of Directors and its Audit Committee effective December 1, 2020.

John Mahoney, Chairman of the Board, stated, “We are very pleased to welcome Michael to our Board as a highly accomplished information technology leader.  Michael will be a great addition, and I believe that his insights and expertise will be invaluable to our Board in its oversight of the company’s continued strategic growth.”  Michael O’Sullivan, Chief Executive Officer, stated, “We are very excited to have Michael as a Board member.  Michael has more than thirty years of information technology experience in the retail industry. His insights and expertise will benefit us as we continue to execute on the Burlington 2.0 growth strategy.”

Mr. Goodwin added, “I am excited to join Burlington’s Board and work with Michael O’Sullivan and the leadership team. I believe the company is well positioned for continued growth in the off-price retail space, and I look forward to sharing my experiences and contributing to its future success.”

About Michael Goodwin

Michael Goodwin joined PetSmart in June 2014 as senior vice president and chief information officer. He has more than 30 years of information technology experience, most recently serving as senior vice president and chief information officer of Technology and Business Enablement at Hallmark. Michael began his career at Hallmark as information technology analyst in 1990 and has held positions of increasing responsibility, including Director of IT Service Delivery, IT Business Development Director of Creative Product Development and Supply Chain Operations, culminating with his promotion to SVP and CIO in 2006 responsible for global IT services. Prior to joining Hallmark Cards, he served as an officer in the United States Army.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 769 stores as of the end of the third quarter of Fiscal 2020, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Investor Relations Contact:

David J. Glick

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225